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                                                                   Exhibit 99.2

FOR IMMEDIATE RELEASE

        RAMSAY HEALTH CARE, INC. AND WEST VIRGINIA UNIVERSITY HOSPITALS
                    ANNOUNCE THE COMPLETION OF TRANSACTION

Coral Gables, FL, October 2, 1998 . . . Ramsay Health Care, Inc., (NASDAQ:RHCI) and West Virginia University Hospitals announced today that they have completed a transaction under which West Virginia University Hospitals has acquired, for $14.8 million in cash, Ramsay Health Care, Inc.'s Chestnut Ridge Hospital, a 70 bed psychiatric facility located on the West Virginia University Campus in Morgantown.

Luis E. Lamela, Chief Executive Officer of Ramsay Health Care, Inc., stated, "We are delighted that we have finalized the transaction with West Virginia University Hospitals. The consummation of this transaction and the recently announced transaction with Charter Behavioral Health Systems reflects our commitment to our debt reduction strategy and our focus on the youth services industry."

"Patient care has continued without any interruption, and the transaction has been a smooth one," says Bruce McClymods, President and CEO of WVUH. "We have retained the same management team that made this a successful hospital in the past, and the employees are now a part of our hospital family."

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities Exchange Commission for additional information.

Ramsay Health Care, Inc. is a provider and manager of specialized programs and services for at-risk and troubled youth. The Company through its subsidiary, Ramsay Youth Services, Inc. operates residential treatment centers, group homes and other specialized treatment and educational youth programs in 9 states and Puerto Rico.



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West Virginia University Hospitals is a private, not-for-profit corporation that provides health care services, clinical education and research in support of the mission of the Robert C. Byrd Health Sciences Center at West Virginia University. It is a member institution of the West Virginia United Health System. The Department of Behavioral Medicine and Psychiatry of the WVU School of Medicine is located in Chestnut Ridge Hospital and provides its medical staff.


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Contacts:     Isa Diaz                       Bill Case
              Vice President                 Manager, News Service
              Corporate Relations            West Virginia University Hospitals
              Ramsay Health Care, Inc.       (304) 293-7087
              (305) 569-4626